Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 283 7571; sara.gubins@nielsen.com

Media Relations: Connie Kim, +1 240 274 9999; connie.kim@nielsen.com

Nielsen Reports 1st Quarter 2022 Results

●	Revenues of $877 million increased 1.6% on a reported basis, 2.5% on a constant currency basis & 3.4% organic constant currency

●	Net income per share of $0.28 (diluted, from continuing operations); Adjusted EPS of $0.45

●	Reiterating 2022 financial guidance provided on February 28, 2022

●	On track to deliver Nielsen ONE, transformative single cross-media measurement solution, in 2022

New York – April 28, 2022 – Today, Nielsen Holdings plc (NYSE: NLSN) announced its results for the quarter ended March 31, 2022. The company is reiterating its full year 2022 guidance ranges for all key metrics.

David Kenny, Chief Executive Officer, commented, “We reported solid first quarter results, which were in line with our expectations. Our results reflect the commitment of our teams in executing on our strategy and delivering innovation in client solutions, as well as the strength of our client relationships. Nielsen remains the industry’s currency of choice, providing the most accurate and verifiable measurement data in the market to guarantee this year’s upfront commitments. Furthermore, we are leading the industry into the next generation of audience measurement with Nielsen ONE, our transformative cross-media solution that will serve as the metrics underpinning the more than $100 billion video advertising ecosystem. We remain confident that Nielsen is uniquely positioned to provide the global media industry with a currency-grade, cross-platform measurement solution that aligns with clients’ evolving needs.”

First Quarter 2022 Results

Unless indicated otherwise, the results referenced in this press release relate to Nielsen’s continuing operations. Beginning in the first quarter of 2021, our Global Connect business was sold and therefore reclassified as discontinued operations for all periods presented. For comparability, non-GAAP metrics in the prior year have been adjusted to exclude certain interest costs, as if the sale of Global Connect and resulting de-levering occurred on January 1, 2021.

●	First quarter revenues of $877 million increased 1.6% on a reported basis, 2.5% on a constant currency basis, and 3.4% on an organic constant currency basis compared to the prior year period.
o

Measurement revenues of $645 million increased 2.1% on a reported basis, 2.7% on a constant currency basis, and 3.9% on an organic constant currency basis compared to the prior year period. Overall growth was solid, driven by strength in national and digital measurement products in the US, and in international markets. Local products grew modestly for the fourth consecutive quarter.

o

Impact / Content revenues of $232 million increased 0.4% on a reported basis, 1.8% on a constant currency basis, and 2.2% on an organic constant currency basis compared to the prior year period. This was driven by improving trends in short-cycle revenue and the sports business in Impact, offset in part by a timing-related decline in Content.

●

Net income from continuing operations attributable to Nielsen shareholders for the first quarter was $101 million, compared to $106 million in the first quarter of 2021. Net income from continuing operations per share on a diluted basis for the first quarter was $0.28, compared to $0.29 for the first quarter of 2021. Net income from continuing operations was primarily driven by the return of the temporary cost savings realized from actions taken in response to the COVID-19 pandemic and continued investment in our products and services, partially offset by our revenue performance and lower interest expense.

●	Reported EPS on a diluted basis of $0.29 includes EPS of $0.28 from continuing operations and $0.01 from discontinued operations.
●	Adjusted EPS was $0.45 for the first quarter, compared to $0.47 per share in the prior year period, reflecting lower adjusted EBITDA and higher depreciation and amortization year over year.

●	Adjusted EBITDA was $372 million, compared to $388 million in the first quarter of 2021, down 4.1% on a reported basis and 3.9% on a constant currency basis, as compared to the prior year.
●

Adjusted EBITDA margin of 42.4% decreased 254 basis points on a reported basis, or 279 basis points on a constant currency basis, compared to the prior year, reflecting the return of the temporary cost savings realized from actions taken in response to the COVID-19 pandemic and continued investment in our products and services, partially offset by our revenue performance.

●

Reported results were impacted by weaker currencies versus the dollar during the first quarter, which had a 90 basis point negative impact on reported revenue growth and a 20 basis point negative impact on adjusted EBITDA growth.

●

Cash flow from operations increased to $219 million, compared to $(45) million in the prior year (the latter included Global Connect through the closing of the sale on March 5, 2021). The improved cash flow performance was primarily driven by lower working capital outflows in 2022. Cash flow from continuing operations was $168 million in the first quarter of 2021.

●

Net capital expenditures decreased to $82 million compared to $86 million in the prior year due to the absence of Global Connect in the current period, largely offset by timing. Net capital expenditures from continuing operations were $61 million in the first quarter of 2021.

●

Free cash flow was $137 million compared to $115 million in the prior year. Free cash flow in the first quarter of 2021 has been adjusted to exclude certain interest costs, as if the sale of Global Connect and resulting de-levering occurred on January 1, 2021, and to exclude separation-related costs.

Financial Position

At March 31, 2022, we had cash and cash equivalents of $482 million and gross debt of $5.623 billion, resulting in net debt of $5.141 billion and a net debt leverage ratio of 3.49x.

Dividend

On April 14, 2022, our Board of Directors declared a quarterly dividend of $0.06 per share of Nielsen’s common stock. The $22 million estimated dividend is payable on June 16, 2022 to shareholders of record at the close of business on June 2, 2022.

2022 Full Year Guidance

The Company is reiterating full year 2022 guidance provided on February 28, 2022. Guidance excludes costs that are contingent on the closing of the Proposed Transaction (as described below).

Proposed Transaction with Consortium of Private Investment Funds

On March 28, 2022, we entered into a definitive agreement (the “Transaction Agreement”) to be acquired by Neptune Intermediate Jersey Limited and Neptune BidCo US Inc. (collectively, the “Purchasing Entities,” and the transaction, the “Proposed Transaction”) by way of a scheme of arrangement (the “Scheme”) between the Company and the Scheme Shareholders (as defined in the Scheme) under Part 26 of the United Kingdom Companies Act 2006, as amended. The Purchasing Entities are controlled by a consortium of private investment funds led by Evergreen Coast Capital Corporation, an affiliate of Elliott Investment Management L.P., and Brookfield Business Partners L.P., together with institutional partners. The Transaction Agreement provides that at the effective time of the Proposed Transaction, all ordinary shares will be transferred from our shareholders to Neptune BidCo US Inc. in accordance with the provisions of the Scheme and the laws of England and Wales, and that Scheme Shareholders will receive the consideration of $28.00 in cash, without interest, per ordinary share. The Proposed Transaction is subject to approval by Nielsen shareholders, regulatory approvals, consultation with the works council and other customary closing conditions. The Proposed Transaction will also be subject to UK court approval pursuant to the Scheme. Alternatively, pursuant to the Transaction Agreement, the parties may elect instead to complete the Proposed Transaction pursuant to an agreed-upon tender offer. If the closing conditions are met, the Proposed Transaction is expected to close in the second half of 2022.

As a result of the Proposed Transaction, the Company will not host an earnings conference call to discuss its first quarter results.

Forward-looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to “2022 Full Year Guidance” as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected, including regarding the Proposed Transaction and Nielsen ONE. Factors leading thereto may include, without limitation, the risks related to the Ukraine conflict or the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the Ukraine conflict or the COVID-19 pandemic on Nielsen's business, the failure of Nielsen's new business strategy in accomplishing Nielsen's objectives, economic or other conditions in the markets Nielsen is engaged in, impacts of actions and behaviors of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules and processes affecting Nielsen's business, the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Proposed Transaction that could reduce anticipated benefits or cause the parties to abandon the Proposed Transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of Transaction Agreement, the possibility that Nielsen shareholders may not approve the Proposed Transaction, the risk that the parties to the Transaction Agreement may not be able to satisfy the conditions to the Proposed Transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the Proposed Transaction, the risk that any announcements relating to the Proposed Transaction could have adverse effects on the market price of Nielsen's ordinary shares, the risk of any unexpected costs or expenses resulting from the Proposed Transaction, the risk of any litigation relating to the Proposed Transaction, the risk that the Proposed Transaction and its announcement could have an adverse effect on the ability of Nielsen to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, shareholders and other business relationships and on its operating results and business generally, the risk the pending Proposed Transaction could distract management of Nielsen, and other specific risk factors that are outlined in Nielsen’s disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as its 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and Nielsen assumes no obligation to update any written or oral forward-looking statement made by Nielsen or on its behalf as a result of new information, future events or other factors, except as required by law.

About Nielsen

Nielsen shapes the world's media and content as a global leader in audience measurement, data and analytics. Through our understanding of people and their behaviors across all channels and platforms, we empower our clients with independent and actionable intelligence so they can connect and engage with their audiences—now and into the future.

An S&P 500 company, Nielsen (NYSE: NLSN) operates around the world in more than 55 countries. Learn more at www.nielsen.com or www.nielsen.com/investors and connect with us on Instagram, Facebook, Twitter, LinkedIn.

Condensed Consolidated Financial Statements

The following sets forth our unaudited financial statements for the periods indicated:

●	Condensed Consolidated Statements of Operations
●	Condensed Consolidated Balance Sheets
●	Condensed Consolidated Statements of Cash Flows

These financial statements are unaudited, but in our opinion contain necessary adjustments for a fair presentation in accordance with GAAP. Given the sale of our Global Connect business in the first quarter of 2021, Global Connect amounts are presented in separate discontinued operations line items in the Statements of Operations and in the Balance Sheets. The Condensed Consolidated Statement of Cash Flows presents combined cash flows from continuing operations with cash flows from discontinued operations within each cash flow statement category.

Results of Operations

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended March 31, (Unaudited)
(In millions, except share and per share data)	2022	2021
Revenues	$877	$863
Cost of revenues	314	277
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	224	206
Depreciation and amortization	130	127
Restructuring charges	12	—
Operating income	197	253
Interest expense, net	66	80
Other (income)/expense, net	(9)	4
Income from continuing operations before income taxes and equity in net income of affiliates	140	169
Provision for income taxes	33	60
Equity in net income of affiliates	(4)	—
Net income from continuing operations	111	109
Net income from discontinued operations, net of income taxes	4	467
Net income	115	576
Net income attributable to noncontrolling interests	10	3
Net income attributable to Nielsen shareholders	$105	$573
Net income per share of common stock, basic
Net income from continuing operations attributable to Nielsen shareholders	$0.28	$0.30
Net income from discontinued operations attributable to Nielsen shareholders	$0.01	$1.30
Net income attributable to Nielsen shareholders	$0.29	$1.60

Net income per share of common stock, diluted
Net income from continuing operations attributable to Nielsen shareholders	$0.28	$0.29
Net income from discontinued operations attributable to Nielsen shareholders	$0.01	$1.30
Net income attributable to Nielsen shareholders	$0.29	$1.59
Weighted average shares of common stock outstanding
Basic	359,531,490	357,944,731
Diluted	360,662,265	360,189,322

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(In millions, except share and per share data)	2022	2021
	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$482	$380
Trade and other receivables, net	543	517
Prepaid expenses and other current assets	256	243
Total current assets	1,281	1,140
Non-current assets
Property, plant and equipment, net	266	273
Operating lease right-of-use asset	124	144
Goodwill	5,593	5,599
Other intangible assets, net	3,421	3,462
Deferred tax assets	50	55
Other non-current assets	147	147
Total assets	$10,882	$10,820
Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$454	$478
Deferred revenues	145	131
Income tax liabilities	21	13
Current portion of long-term debt, finance lease obligations and short-term borrowings	35	35
Total current liabilities	655	657
Non-current liabilities
Long-term debt and finance lease obligations	5,588	5,591
Deferred tax liabilities	560	561
Operating lease liabilities	118	126
Other non-current liabilities	364	389
Total liabilities	7,285	7,324
Commitments and contingencies
Equity:
Shareholders’ equity
Common stock, €0.07 par value, 1,185,800,000 shares authorized, 359,693,302 and 359,267,580 shares issued and 359,693,302 and 359,267,535 shares outstanding at March 31, 2022 and December 31, 2021, respectively	32	32
Additional paid-in capital	4,256	4,273
Retained earnings/(accumulated deficit)	(148)	(253)
Accumulated other comprehensive loss, net of income taxes	(734)	(738)
Total shareholders’ equity	3,406	3,314
Noncontrolling interests	191	182
Total equity	3,597	3,496
Total liabilities and equity	$10,882	$10,820

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(In millions)	2022	2021
Operating Activities
Net income from continuing operations	$111	$109
Net income/(loss) from discontinued operations	4	(75)
Gain on disposal of Connect, net of tax, within discontinued operations	-	542
Net income	115	576
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Share-based compensation expense	8	8
Gain on disposal of Connect, net of tax, within discontinued operations	-	(542)
Currency exchange rate differences on financial transactions and other	(9)	11
Equity in net income of affiliates, net of dividends received	(4)	(1)
Depreciation and amortization	130	163
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	(16)	(57)
Prepaid expenses and other assets	16	(71)
Accounts payable and other current liabilities and deferred revenues	(7)	(147)
Other non-current liabilities	(19)	(17)
Interest payable	-	31
Income taxes	5	1
Net cash provided by/(used in) operating activities	219	(45)
Investing Activities
Proceeds from the sale of subsidiaries and affiliates, net	1	2,245
Additions to property, plant and equipment and other assets	(17)	(7)
Additions to intangible assets	(65)	(82)
Proceeds from the sale of property, plant and equipment and other assets	-	3
Other investing activities	-	(1)
Net cash (used in)/provided by investing activities	(81)	2,158
Financing Activities
Repayment of debt	-	(1,478)
Cash dividends paid to shareholders	(22)	(21)
Payments related to tax withholding for share-based payment arrangements	(4)	(7)
Proceeds from employee stock purchase plan	1	-
Finance leases	(7)	(14)
Other financing activities	(4)	(3)
Net cash used in financing activities	(36)	(1,523)
Effect of exchange-rate changes on cash and cash equivalents	-	(3)
Net increase in cash and cash equivalents	102	587
Cash and cash equivalents at beginning of period	380	610
Cash and cash equivalents at end of period	$482	$1,197
Supplemental Cash Flow Information
Cash paid for income taxes	$28	$38
Cash paid for interest, net of amounts capitalized	$66	$57

Certain Non-GAAP Measures

We report information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). We use non-GAAP financial measures discussed below to monitor and evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful supplemental information to investors that will allow them to evaluate our results using the same measures that management uses to measure and monitor performance and to facilitate period-to-period comparisons. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered in isolation from, or as an alternative to financial information presented in accordance with GAAP. The non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past 12 months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis and organic constant currency basis for the three months ended March 31, 2022.

(In millions) (Unaudited)	Reported			Constant Currency		Organic Constant Currency
	3/31/2022	3/31/2021	% Variance	3/31/2021	% Variance	3/31/2022	3/31/2021	% Variance
Measurement	$645	$632	2.1%	$628	2.7%	$645	$621	3.9%
Impact / Content	232	231	0.4%	228	1.8%	230	225	2.2%
Total	$877	$863	1.6%	$856	2.5%	$875	$846	3.4%

The below table presents a reconciliation of Net Income from Continuing Operations, less net income attributable to noncontrolling interest, and Adjusted EBITDA on a reported basis to a constant currency basis for the three months ended March 31, 2022.

(In millions) (Unaudited)	Reported			Constant Currency
	3/31/2022	3/31/2021	% Variance	3/31/2021	% Variance
Net income from continuing operations attributable to Nielsen shareholders	$101	$106	(4.7)%	$106	(4.7)%
Adjusted EBITDA	$372	$388	(4.1)%	$387	(3.9)%

Adjusted EBITDA

Internally management uses Adjusted EBITDA, a non-GAAP measure to monitor and evaluate our financial performance, as a metric in our incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted EBITDA as net income or loss from continuing operations of our condensed consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our condensed consolidated statements of operations, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets.  We believe that the exclusion of these impairments, which are non-cash, allows for a meaningful measure that increases period-to-period comparability.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted. We believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for a meaningful measure that increases period-to-period comparability.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges to allow for a meaningful measure that increases period-to-period comparability.  Furthermore, we exclude these expenses as we believe these expenses in any specific period may not directly correlate to the underlying performance of our business.

Other non-operating (income)/expense, net: We exclude foreign currency exchange transaction gains and losses, primarily related to intercompany financing arrangements, as well as other non-operating income and expense items, such as gains and losses recorded on business combinations or dispositions, sales of investments, net (income)/loss attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We exclude these non-operating income and expense items as we believe these items in any specific period may not directly correlate to the underlying performance of our business.

Other items: We exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements and related fees, acquisition related expenses, business optimization costs and other transaction costs. We believe excluding these items allows for a meaningful measure that increases period to period comparability.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders from continuing operations per share (diluted) from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations, certain other items considered unusual or non-recurring in nature, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

The below table presents reconciliations from net income to Adjusted EBITDA for the three months ended March 31, 2022 and 2021.

	Three Months Ended March 31, (Unaudited)
(In millions)	2022	2021
Net income from continuing operations	$111	$109
Less: Net income attributable to noncontrolling interests	10	3
Net income from continuing operations attributable to Nielsen shareholders	101	106
Interest expense, net	66	80
Provision for income taxes	33	60
Depreciation and amortization	130	127
EBITDA	330	373
Equity in net income of affiliates	(4)	-
Other non-operating expense, net	1	7
Restructuring charges(1)	12	-
Share-based compensation expense	8	7
Other items(2)	25	1
Adjusted EBITDA	$372	$388
(1)	For the three months ended March 31, 2022, restructuring charges primarily consist of real estate consolidation
(2)

For the three months ended March 31, 2022, other items primarily consist of business optimization costs and transaction related costs, including costs related to the Proposed Transaction. For the three months ended March 31, 2021, other items primarily consist of business optimization costs and transaction related costs.

The below table presents reconciliations from diluted net income per share to Adjusted Earnings per Share for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31, (Unaudited)
(In millions)	2022	2021
Net income from continuing operations attributable to Nielsen shareholders per share of common stock, diluted	$0.28	$0.29
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.10	0.11
Restructuring (1)	0.03	-
Share-based compensation	0.02	0.02
Other non-operating (income)/expense, net	(0.01)	0.01
Other items (2)	0.07	-
Interest adjustment(3)	-	0.03
Tax effect of above items	(0.05)	(0.04)
Discrete tax benefit	-	0.04
Adjusted earnings per share	$0.45	$0.47

(1)	For the three months ended March 31, 2022, restructuring charges primarily consist of real estate consolidation.
(2)

For the three months ended March 31, 2022, other items primarily consist of business optimization costs and transaction related costs, including costs related to the Proposed Transaction. For the three months ended March 31, 2021, other items primarily consist of business optimization costs and transaction related costs.

(3)	As if the Global Connect sale and resulting de-leveraging occurred on January 1, 2021.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents a reconciliation from consolidated net cash provided by operating activities to free cash flow. Free cash flow is presented as if the Global Connect transaction and resulting de-levering occurred on January 1, 2021. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the free cash flow results.

	Three Months Ended March 31, (Unaudited)
(In millions)	2022	2021
Consolidated net cash used in operating activities	$219	$(45)
Less: Capital expenditures, net	(82)	(86)
Consolidated free cash flow	137	(131)
Less: Discontinued operations free cash flow	-	(238)
Free cash flow from continuing operations	137	107
Interest adjustment(1)	-	4
Separation-related cash costs (2)	-	4
Free cash flow	$137	$115

(1)	Reflects an adjustment to interest payments assuming the Global Connect transaction and the resulting de-levering occurred on January 1, 2021.
(2)	Primarily includes capital expenditures to position Nielsen to be a standalone company.

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the 12 months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of March 31, 2022 is as follows:

(In millions) (Unaudited)
Gross debt as of March 31, 2022	$5,623
Less: Cash and cash equivalents as of March 31, 2022	(482)
Net debt as of March 31, 2022	$5,141
Adjusted EBITDA for the year ended December 31, 2021	$1,491
Less: Adjusted EBITDA for the three ended March 31, 2021	(388)
Add: Adjusted EBITDA for the three months ended March 31, 2022	372
Adjusted EBITDA for the twelve months ended March 31, 2022	$1,475
Net debt leverage ratio as of March 31, 2022	3.49x